Exhibit 99

CONTACT:

Kiley F. Rawlins, CFA

Divisional Vice President

(704) 849-7496

http://www.familydollar.com

For Immediate Release

FAMILY DOLLAR ANNOUNCES TEN MILLION SHARE REPURCHASE

MATTHEWS, NC, October 4, 2005 — Family Dollar Stores, Inc. (NYSE: FDO) announced today it has executed an overnight share repurchase transaction for the acquisition of 10 million shares, or approximately 6%,  of the Company’s outstanding common stock for an initial purchase price of $19.97  per share through Bank of America.  The transaction was financed with the proceeds of the Company’s issuance of $250 million of privately placed senior notes as announced by the Company on September 28, 2005.

In connection with the program, Bank of America is purchasing shares in the market over approximately the next three to five months and, at the end of such purchase period, the Company will either receive from or pay to Bank of America a price adjustment based on the volume weighted average purchase price of the shares acquired during such purchase period compared to the initial purchase price. The Company has limited its potential financial exposure in the event of an increase in its share price above a cap during the purchase period. The cap will be applied to 5 million of the 10 million shares repurchased and is equal to approximately 115% of the average price of the common stock over a limited number of trading days immediately following the date of the transaction.

As noted by the Company in its year end press release of September 29, 2005, the repurchase of common stock is expected to be accretive to the Company’s earnings per share which, including the impact of the share buyback, are anticipated to be in the range of $1.30 to $1.39 per share for fiscal 2006 and to be in the range of $0.30 and $0.32 per share for the first quarter.

With more than 5,900 stores in a 44-state area ranging as far northwest as Idaho, northeast to Maine, southeast to Florida, and southwest to Arizona, Family Dollar is one of the fastest growing discount store chains in the United States. Family Dollar has provided value-conscious consumers with competitive prices at neighborhood stores for over forty-five years. Offering a consistent selection of name-brand and good quality merchandise in an attractive and convenient shopping environment, the Company is focused on continuing to meet the needs of shoppers looking for excellent value.

Certain statements contained in this press release or in other press releases, public filings, or other written or oral communications made by the Company or our representatives, which are not historical facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements address the Company’s plans, activities or events which the Company expects will or may occur in the future.  These forward-looking statements may be identified by the use of the words “plan,” “estimate,” “expect,” “anticipate,” “probably,” “should,” “project,” “intend,” “continue,” and similar terms and expressions.  Various risks, uncertainties and other factors could cause actual results to differ materially from those expressed in any forward-looking statements.  Such risks, uncertainties and other factors include, but are not limited to:

•                  competitive factors and pricing pressures, including energy prices,

•                  changes in economic conditions,

•                  the impact of acts of war or terrorism,

•                  changes in consumer demand and product mix,

•                  unusual weather or natural disasters that may impact sales and or operations,

•                  the impact of inflation,

•                  merchandise supply and pricing constraints,

•                  success of merchandising and marketing programs,

•                  general transportation or distribution delays or interruptions,

•                  dependence on imports,

•                  changes in currency exchange rates, trade restrictions, tariffs, quotas, and freight rates,

•                  availability of real estate,

•                  costs and delays associated with building, opening and operating new distribution facilities and stores,

•                  costs, potential problems and achievement of results associated with the implementation of new programs, systems and technology, including supply chain systems, store technology, cooler installations and Urban Initiative programs,

•                  changes in food and energy prices and their impact on consumer spending and the Company’s costs,

•                  adverse impacts associated with legal proceedings and claims,

•                  changes in shrinkage,

•                  changes in health care and other insurance costs,

•                  changes in the Company’s ability to attract and retain employees,

•                  changes in state or federal legislation or regulations, including the effects of legislation and regulations on wage levels and entitlement programs.

Consequently, all of the forward-looking statements made by the Company in this and other documents or statements are qualified by these and other factors, risks and uncertainties. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The Company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that projected results expressed or implied in such statements will not be realized.

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